IntelGenx to Initiate Phase 1 Trial of Montelukast

Saint-Laurent, Canada – July 13, 2016 – IntelGenx Corp., (TSXV: IGX) (OTCQX: IGXT), today announced the recent initiation of a phase 1 clinical trial of montelukast, a unique drug repurposing opportunity for the treatment of degenerative diseases of the brain, such as: mild cognitive impairment and Alzheimers disease, the most prominent form of dementia. The objectives of the trial are to demonstrate: 1. IntelGenx oral film product will provide therapeutically effective blood levels of montelukast, and; 2. montelukast when delivered using IntelGenx oral film crosses the blood brain barrier.

IntelGenx is collaborating with Dr. Ludwig Aigner, a neuroscientist who is a member of IntelGenx Scientific Advisory Board and head of the Institute of Molecular Regenerative Medicine at the Paracelsus Medical University in Salzburg, Austria. Dr. Aigner has made major contributions in the field of brain and spinal cord regeneration over the last 25 years. He was the first to develop tools to visualize neurogenesis in living animals and identified signaling mechanisms that are crucially involved in limiting brain regeneration. One of these mechanisms, leukotriene signaling, is related to asthma. In consequence, Dr. Aigner and his team recently demonstrated that the anti-asthmatic drug montelukast structurally and functionally rejuvenates the aged brain. His main aim is to develop molecular and cellular therapies for patients with neurodegenerative diseases and for the aged population.

“A new era in the treatment of neurodegenerative diseases is arising. Besides protecting neurons from dying, we have found ways to regenerate and to rejuvenate the aged and the degenerated brain by addressing several crucial principles of brain repair with one single mechanism. Montelukast is targeting exactly this mechanism; it will be an exciting breakthrough to see the potential of montelukast to improve learning and memory skills in patients with dementia such as Alzheimer’s disease,” said Dr. Ludwig Aigner. A video interview with Dr. Aigner discussing montelukast is available at: http://www.intelgenx.com/investors/videos/default.aspx

IntelGenx expects results from the phase 1 trial to be available in September 2016. Following the completion of the phase 1 results, the Company will begin preparation work to initiate a phase 2 study where patients will be enrolled. IntelGenx will be actively seeking a partnership or alliance opportunity to complete the remaining developmental work and commercialization of this product.

“Montelukast is by far the most important and promising drug repurposing opportunity that the company has in its product pipeline,” said Dr. Horst G. Zerbe, President and CEO of IntelGenx. “IntelGenx with Dr. Aigner, is taking a leadership position in this most serious unmet need affecting millions globally. The market for degenerative diseases of the brain is a multi-billion-dollar opportunity for the company. We look forward to communicating the results from the phase 1 study and advancing montelukast forward to reach its full potential.”

About Montelukast:
Montelukast (trade name Singulair) is a leukotriene receptor antagonist (LTRA) used for the maintenance treatment of asthma and to relieve symptoms of seasonal allergies. Montelukast is a CysLT1 antagonist; it blocks the action of leukotriene D4 (and secondary ligands LTC4 and LTE4) on the cysteinyl leukotriene receptor CysLT1 in the lungs and bronchial tubes by binding to it. This reduces the bronchoconstriction otherwise caused by the leukotriene and results in less inflammation. The “Mont” in Montelukast stands for Montreal, the place where Merck developed the drug.

About IntelGenx:
IntelGenx is a leading drug delivery company focused on the development of innovative products based on its proprietary oral drug delivery technologies.

Established in 2003, the Montreal-based company, listed on the TSX-V and OTC-QX, develops innovative oral drug delivery solutions based on its proprietary platform technologies, VersaFilmTM, VersaTabTM and AdVersaTM.

IntelGenx has developed a broad and diverse product portfolio addressing unmet market needs and offering lifecycle management opportunities. Forfivo XLTM, launched in 2012, is the first and only FDA approved once-daily bupropion HCl 450mg dose in a single tablet for the treatment of major depressive disorder.

IntelGenx highly skilled team provides comprehensive pharmaceuticals services to pharmaceutical partners, including R&D, clinical monitoring, IP protection, analytical method development and regulatory services. IntelGenx state-of-the art manufacturing facility, established for the VersaFilmTM technology platform, supports lab-scale to pilot and commercial-scale production, offering full service capabilities to our clients. More information is available about the company at: www.intelgenx.com.

Forward Looking Statements:
This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange), nor the OTCQX accepts responsibility for the adequacy or accuracy of this release.

Source: IntelGenx Technologies Corp.

For more information, please contact:
Edward Miller
Director, IR and Corporate Communications, IntelGenx Corp.
T: +1 514-331-7440 (ext. 217)
edward@intelgenx.com